Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS

This Separation Agreement and Release and Waiver of Claims (the “Agreement”) is between ISMAIL DAWOOD (“you”), Santander Consumer USA Inc., and Santander Consumer USA Holdings Inc. (collectively, “SC”).

1. Termination and Resignation. You hereby resign as Chief Financial Officer of Santander Consumer USA Inc. and Santander Consumer USA Holdings Inc., effective as of September 29, 2017 (the “Termination Date”). As of the Termination Date, you will cease to be an employee and officer of Santander Consumer USA Inc., Santander Consumer USA Holdings Inc. and each of their respective parents, subsidiaries and affiliates. SC agrees that your resignation will be treated as a termination without cause for all purposes, including for purposes of your letter agreement with Santander Consumer USA Inc. and Santander Consumer USA Holdings Inc., dated December 1, 2016 (the “Letter Agreement”), as the same may have been modified from time to time, and all of your equity, option, bonus, compensation, deferred compensation and other agreements and plans relating to your employment and benefits.

2. Separation and Accrued Benefits. In consideration for your signing and not timely revoking this Agreement, you will be entitled to the benefits described in Section 8 of the Letter Agreement, as follows, which are conditioned on your signing and not timely revoking this Agreement (provided that the following constitutes a recitation of the benefits to which you are entitled under the Letter Agreement and will not result in any duplication of those benefits):

(a) a lump sum cash payment of $2,367,563 (representing 225% of your annual base salary as of the Termination Date), to be paid on December 1, 2017 (the regular payroll date closest to the 65th day following the Termination Date);

(b) a lump sum cash payment of $20,745 (representing 12 months of company-paid healthcare coverage for your and your dependents), to be paid on December 1, 2017 (the regular payroll date closest to the 65th day following the Termination Date);

(c) full vesting, as of the Termination Date, of the 56,911 remaining unvested RSUs under your Sign-on RSU Award (as defined in the Letter Agreement), which RSUs will be settled and paid as soon as practicable following, and contingent upon the occurrence of, the Effective Date, provided that all shares received in settlement of such RSUs will remain subject to the terms and conditions of your applicable Restricted Stock Unit Award Agreement, dated as of December 16, 2015, under the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan, as amended (the “Omnibus Plan”); and

(d) the deferred and unearned cash award (and any related interest), and the deferred and unearned RSUs, granted to you in settlement of the deferred portion of your annual bonus for the 2016 performance year will continue to become earned and payable under and subject to the terms and conditions of your Award Agreement, dated March 1, 2017, under the Omnibus Plan, only without regard to whether you continue in service with the Company or an Affiliate (in each case as defined in the Omnibus Plan).

If you sign and do not timely revoke this Agreement, you will be deemed to have satisfied any and all requirements for executing any release or other separation document that might otherwise be required as a condition for receiving benefits under any “Company Arrangement” (as defined in the Letter Agreement).

In addition to the separation benefits listed above, upon the Termination Date, you will also be entitled to prompt payment or provision of the following accrued amounts and benefits:

(a) base salary through the Termination Date; and

(b) other or additional benefits (other than benefits that are duplicative of the benefits provided under other provisions of this Agreement) in accordance with the applicable terms of any applicable Company Arrangements.

Except as specifically provided in this Agreement, you will not be entitled to any further compensation or benefits from SC or any affiliate following the Termination Date.

3. Your Release of Claims.

(a) In consideration for the separation benefits under the Letter Agreement described in Section 2 of this Agreement, you agree, on behalf of yourself and your successors and assigns (together, the “Releasing Parties”), to release and forever discharge SC and their subsidiaries, parent and affiliated companies, employees, officers and directors, and their respective assigns (together, the “SC Releasees”), from any and all manner of claims, debts, demands, damages, liabilities and causes of action, whether known or unknown, from the beginning of time, relating to or arising out of your employment relationship or the termination of said relationship (collectively, the “Released Claims”) including, but not limited to, causes of action for libel, slander, breach of contract, impairment of economic opportunity, intentional infliction of emotional distress or any other tort, or claims under federal, state or local constitutions, statutes, regulations, ordinances or common law, including, but not limited to, the Employee Retirement Income Security Act of 1974; the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Americans with Disabilities Act of 1990.

You understand that the claims released under this Section 3(a) will also include any and all Released Claims that any of the Releasing Parties have or may have had under the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act, on or before the Effective Date, as that term is defined in below. You acknowledge that the consideration for this waiver is in addition to any other payment to which you may be entitled and that you are not and would not be entitled to the separation benefits described in Section 2 of this Agreement if you do not execute this Agreement.

Attached to this Agreement as Exhibit A is additional information regarding employees who, together with you, were affected by the applicable employment termination decision. SC is providing you with this information in accordance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

(b) Notwithstanding the foregoing, the release granted under Section 3(a) specifically excludes:

        (i) any rights to unemployment or disability benefits pursuant to the terms of applicable law;

        (ii) any rights that any of the Releasing Parties have as a holder of securities issued by of any of the SC Releasees;

        (iii) any rights based on any violation of any federal, state or local statutory and/or public policy entitlement that, by applicable law, may not be waived;

        (iv) any rights that arise under, or are preserved by, the termination provisions of the Letter Agreement;

        (v) any rights to indemnification, advancement or contribution; and

        (vi) any claim that is based on any act or omission that occurs after the date you deliver your signature on this Agreement to SC.

(c) In addition to the foregoing, nothing in this Agreement will prevent or prohibit you from filing a claim with a government agency, such as the U.S. Securities and Exchange Commission or Equal Employment Opportunity Commission, which is responsible for enforcing a law on behalf of the government.

(d) You understand that you have been given a period of at least 45 days to consider this Agreement. If you decide to sign this Agreement before the 45-day consideration period ends, then you are doing so knowingly and voluntarily, under no pressure from SC.

(e) You understand that you have the right to revoke this Agreement within seven calendar days after the date you sign it and deliver your signature to SC, by providing written notice of your revocation to Santander Consumer USA Inc., Human Resources, Attn: Lisa VanRoekel, 1601 Elm Street, Suite 800, Dallas, Texas 75201. If your written notice of revocation is not actually received by SC before the close of business (i.e., 5:00 p.m., CST) on the seventh (7th) calendar day following the day you sign this Agreement and deliver your signature to SC, then there will be no revocation and this Agreement will become fully effective and enforceable. If you revoke this Agreement in accordance with this Section 3(e), you will not be entitled to receive the benefits under the Letter Agreement that are described in Section 2 above. This Agreement will become effective and enforceable on the first business day following the expiration of the seven-day revocation period (the “Effective Date”), provided you have not revoked it in accordance with this Section 3(e).

(f) You acknowledge that this Agreement is written in a manner designed to be understood by you and that you have read it carefully and understand its terms. You understand and acknowledge that you have been advised by SC to consult with the attorney(s) of your choice prior to signing this Agreement. After having consulted with your attorney(s) (or declining SC’s advice to seek such consultation), you represent that you understand the release and you are voluntarily entering into it of your own free will. You represent and agree that SC has made no representations to you regarding this release other than those contained in this Agreement and in the Letter Agreement.

4. No Admission. Nothing contained in this Agreement constitutes an admission of liability by SC or you concerning any aspect of your employment with or separation from SC.

5. Confidentiality.

(a) You acknowledge that, during the course of the employment relationship, you were privy to confidential and proprietary business information belonging to SC, the unauthorized disclosure of which could cause serious and irreparable injury to SC and its affiliates. You agree to hold and safeguard the confidential information in trust for SC, its successors and assigns, and agree that you will not, at any time, misappropriate, use for your own advantage, disclose or otherwise make available to anyone who is not an officer of SC, for any reason, any of the confidential information, regardless of whether the confidential information was developed or prepared by you or others. You agree not to remove any writings containing confidential information from SC’s premises or possession without SC’s express written consent. You agree to promptly return to SC all confidential information in your possession or under your control (whether in original, copy, or disk form). Before disclosing any confidential information under compulsion of legal process, you agree to promptly give notice to SC of the fact that you have been served with legal process pursuant to which the disclosure of confidential information may be requested. To the extent reasonably practicable, such notice must be given within sufficient time to permit SC to intervene in the matter or to take such other actions as may be necessary or appropriate to protect its interests in it confidential information. Notwithstanding the forgoing, nothing in this Agreement or elsewhere will prohibit or restrict you from (a) retaining and using appropriately (x) documents and information relating to your personal entitlements and obligations or (y) copies of your rolodex (and electronic equivalents); (b) making truthful statements, and disclosing documents and information, (i) when compelled by law, court order, subpoena or the like, (ii) when requested by any governmental or self-governing organization or body, or (iii) as reasonably necessary in connection with enforcing or defending your rights under this Agreement, the Letter Agreement, or otherwise; or (c) making disclosures in confidence to an attorney or other professional adviser for the purpose of securing professional advice.

(b) You acknowledge that SC has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) you will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of confidential information that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) you will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of confidential information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if you file a lawsuit for retaliation by SC for reporting a suspected violation of law, you may disclose the confidential information to your attorney and use the confidential information in the court proceeding, if you file any document containing the confidential information under seal, and do not disclose the confidential information, except pursuant to court order.

(c) This Agreement does not in any way restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You must promptly provide written notice of any such order to SC.

6. Cooperation. Subject to prompt payment (or reimbursement) by SC of any costs and expenses that you reasonably incur, and upon reasonable request by SC, you agree to cooperate with SC and its counsel with respect to any matter (including litigation, investigation or governmental proceeding) that relates to matters with which you were involved during the term of your employment with SC. Such cooperation may include appearing from time to time at the offices of SC or SC’s counsel for conferences and interviews and in general providing SC and its counsel with the benefit of your knowledge with respect to any such matter.

7. Litigation. Except as provided above, you agree that (i) you shall not communicate with anyone (other than your own attorneys) — except in connection with performing your duties under this Agreement, as required by law, or in connection with defending your own rights and interests — concerning the facts or subject matter of any pending or potential investigation, litigation, or regulatory or administrative proceeding involving SC or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to SC or SC’s General Counsel; and (ii) in the event that any other party to any such litigation or proceeding attempts to obtain information or documents from you with respect to matters relating to such litigation or other proceeding, you shall promptly notify SC’s General Counsel before providing such information or documents. Notwithstanding anything in this Agreement or elsewhere to the contrary, you may report any violation of federal law or regulation to any governmental department or agency and otherwise make any disclosure protected by any applicable whistleblower law or statute.

8. Rights upon Breach. For breach of any provision of this Agreement, the parties will have such rights and remedies as are customarily available at law or in equity subject to Sections 9 and 11 below. In any dispute concerning the provisions of Sections 3 through 17 of this Agreement, the party that substantially prevails will be entitled to prompt payment (or reimbursement) of any and all costs and expenses (including, without limitation any attorney fees) that it reasonably incurred in connection with such dispute.

9. Injunctive Relief. You agree that if you breach Section 5, 6, 7, or 8 of this Agreement, SC may, in addition to other rights and remedies it may have and notwithstanding anything in this Agreement or elsewhere to the contrary, seek temporary or permanent injunctive relief or other equitable remedy for such breach in a court of competent jurisdiction.

10. Ineligibility for Future Employment. You agree that you will not seek re-employment with SC or any of its affiliates. You further agree that this agreement will constitute a legitimate, non-discriminatory basis for declining to hire you or, if you have already been hired, for terminating your employment.

11. TEXAS LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. SC AND YOU AGREE TO SUBMIT ANY ACTION TO ENFORCE THIS AGREEMENT AND ANY OTHER ACTION ARISING OUT OF OR RELATED TO YOUR EMPLOYMENT WITH SC, OTHER THAN AN ACTION FOR INJUNCTIVE RELIEF UNDER SECTION 9 OF THIS AGREEMENT, TO BINDING ARBITRATION UNDER THE LETTER AGREEMENT AND THE ARBITRATION POLICY SET OUT IN EXHIBIT C TO THE LETTER AGREEMENT.

12. Advice of Counsel. You are herein advised to discuss this Agreement with an attorney of your choice before signing it.

13. Entire Agreement. This Agreement, and the rights preserved under it, represent the full understanding between you, Holdings, and SC concerning your separation from employment. There will be no contractual or similar restrictions on your post-employment activities other than those expressly set forth in this Agreement, the Letter Agreement (including Exhibit B to the Letter Agreement) and any applicable agreement under the Omnibus Plan. For the avoidance of doubt, this Agreement will not cancel or otherwise supersede any agreements under the Omnibus Plan.

14. Void Provisions. If any provision of this Agreement is found by an arbitrator, a court or other tribunal of competent jurisdiction to be partially or wholly invalid or unenforceable, the remainder of this Agreement will be enforceable and binding on the parties, and the invalid or unenforceable provision will be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable. If such provision cannot under any circumstance be so modified or restricted, it will be excised from this Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement, or alternatively, by disposition of a court or other tribunal.

15. Headings. The headings of the sections in this Agreement are included solely for convenience. If the headings and the text of this Agreement conflict, the text will control.

16. Construction. Each party has participated in negotiating and drafting this Agreement, so if any ambiguity or question of intent arises, this Agreement is to be construed as if the parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more provisions of this Agreement.

17. Miscellaneous. The provisions of the Letter Agreement relating to amendments and waivers, SC’s representations, successors, counterparts and delivery of signatures will be deemed incorporated into this Agreement as if set forth fully in it, except that references in them to the “letter agreement” will be deemed to be references to this Agreement.

ACCEPTANCE

You hereby agree to the terms and conditions of this Agreement. You hereby state that you know and understand that by accepting the separation benefits described herein and signing the release, you are giving up any right you might have to bring a claim against the SC Releasees related to your employment or the termination of your employment with SC. You have been given at least 45 days to consider this Agreement and you have chosen to execute this Agreement on the date below. You intend that this Agreement will become a binding agreement if you do not revoke your acceptance within seven days after you sign.

ISMAIL DAWOOD

By:	/s/ Ismail Dawood
Date:	October 3, 2017

SANTANDER CONSUMER USA INC.

By:	/s/ Lisa VanRoekel
Name:	Lisa VanRoekel
Title:	Chief Human Resources Officer
Date:	October 3, 2017

SANTANDER CONSUMER USA HOLDINGS INC.

By:	/s/ Lisa VanRoekel
Name:	Lisa VanRoekel
Title:	Chief Human Resources Officer
Date:	October 3, 2017

Exhibit A

REQUIRED SEPARATION PROGRAM INFORMATION

1. The decisional unit consists of the Chief Executive Officer and the Chief Financial Officer.

2. All employees within the decisional unit whose positions were being eliminated were offered severance pursuant to a severance agreement and release of all claims, which contained consideration to which they were not otherwise entitled in exchange for a confidential Separation and Release of Claims Agreement (“Agreement”).

3. All persons who are being offered consideration under an Agreement and receiving this Exhibit A must sign the Agreement and return it to Lisa VanRoekel, 1601 Elm Street, Suite 800, Dallas, Texas 75201, within 45 days of receiving the Agreement in order to accept the Agreement. The Employee has seven days after signing the Agreement to revoke it.

4. The following is a list of the ages and job titles of the employees who were and were not selected for termination and offered consideration in exchange for signing an Agreement:

Job Title	Age	Selected	Not Selected
Chief Executive Officer	46	X
Chief Financial Officer	45	X